Exhibit 10.13

COVENTRY HEALTH CARE, INC.

Deferred Compensation Plan

for Non-Employee Directors

Effective January 1, 2006

ARTICLE I ESTABLISHMENT AND PURPOSE OF THE PLAN

1.01	Establishment of the Plan.
1.02	Purpose
1.03	Status Under ERISA

ARTICLE II DEFINITIONS

ARTICLE III ELIGIBILITY

3.01	Eligibility
3.02	Termination of Eligibility

ARTICLE IV DEFERRAL REQUIREMENTS
4.01	Cash Deferral
4.02	Stock Deferral
4.03	Timing of Deferral Elections
4.04	Form of Deferral Election.

ARTICLE V INVESTMENT CREDITS
5.01	Interest on Cash Deferrals
5.02	Credits and Adjustments of Stock Deferrals

ARTICLE VI DISTRIBUTIONS
6.01	Time of Payment
6.02	Forfeiture of Non-Vested Amounts
6.03	Distributions Upon Death
6.04	Unforeseeable Emergency

ARTICLE VII CHANGE IN CONTROL
7.01	Definition of Change in Control.
7.02	Effect of Change in Control

ARTICLE VIII SOURCE OF PAYMENTS OF DEFERRED COMPENSATION

ARTICLE IX ADMINISTRATION OF THE PLAN
9.01	Administration By Committee
9.02	Authority of the Committee.
9.03	Decisions Binding.

ARTICLE X AMENDMENT AND TERMINATION OF THE PLAN
10.01	Amendment
10.02	Termination of Plan

ARTICLE XI MISCELLANEOUS
11.01	Article and Section Headings
11.02	Notice.
11.03	Successors.
11.04	Nontransferability.
11.05	Compliance With Tax Deferral Requirements.
11.06	Conflict Between Plans.
11.07	Governing Law.

ARTICLE I

ESTABLISHMENT AND

PURPOSE OF THE PLAN

1.01     Establishment of the Plan.  Coventry Health Care, Inc. (the “Company”) has established this deferred compensation plan (the “Plan”) for its non-employee directors, effective January 1, 2006. The Plan shall be known as the “Coventry Health Care, Inc. Deferred Compensation Plan for Non-Employee Directors.”

1.02     Purpose.   The purpose of the Plan is to attract and retain highly qualified directors by providing a flexible compensation program that permits directors to elect between current and deferred compensation, and to elect compensation whose value is measured by the value of the Company’s common stock, for their service as directors of the Company.

1.03      Status Under ERISA. Because the Plan covers only directors who are not employees of the Company, the Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below. Except where otherwise indicated by the context, any masculine term shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

2.01      “Accounts” means the Cash Deferral Account and Stock Deferral Account maintained by the Committee to reflect a Participant’s interest in the Plan.

2.02      “Beneficiary” means any person, persons, and/or entity entitled to receive benefits that are payable pursuant to Article VI hereof upon a Participant’s death.

2.03	“Board” means the Board of Directors of the Company.

2.04      “Cash Deferral” means an amount credited to the Participant in cash pursuant to Section 4.01.

2.05      “Cash Deferral Account” means the Account maintained for a Participant to record the Participant’s Cash Deferrals and any interest credited to the Cash Deferrals.

2.06      “Change in Control” means an event identified as a change in control of the Company pursuant to Article VII.

2.07      “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a section of the Code shall include regulations or other guidance of general applicability interpreting that section, and shall include any successor section of the Code and its interpretive regulations or published guidance.

2.08       “Company” means Coventry Health Care, Inc. or any company that is a successor to Coventry Health Care, Inc. as a result of a merger, consolidation, liquidation, transfer of assets, or other reorganization.

2.09	“Committee” means the Compensation Committee of the Board.

2.10      “Compensation” means the Participant’s annual compensation for regularly-scheduled meetings of the Board. “Compensation” does not include committee chair retainers, committee meeting fees, fees for special meetings of the Board, income from the exercise of a stock option or from the vesting of any restricted stock or other property, or other forms of compensation for the Participant’s service as a director.

2.11      “Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any affiliate or subsidiary of the Company.

2.12      “Participant” means a Non-Employee Director who has elected to participate in the Plan as provided in Article IV, or a former Non-Employee Director whose Accounts have not been fully distributed.

2.13      “Plan” means this Coventry Health Care, Inc. Deferred Compensation Plan for Non-Employee Directors, as set forth in this document and as hereafter amended.

2.14	“Plan Year” means the calendar year.

2.15      “Stock Deferral Account” means the Account established for a Participant to record the Stock Units credited to the Participant.

2.16      “Stock Deferral” means an amount credited to the Participant in Stock Units pursuant to Section 4.02.

2.17      “Stock Unit” means a unit awarded under the Company’s 2004 Incentive Plan with a value equal to the value of one share of the Company’s common stock. A Stock Unit shall not be evidenced by or convertible into any actual share of the Company’s common stock until it is distributed from the Plan.

2.18      “Termination” means termination of the Non-Employee Director’s service on the Board, and termination of any other service relationship with the Company, in a manner that constitutes a “separation from service” within the meaning of Code section 409A.

2.19      “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Code section 152(a)) of the Participant; loss of the Participant's property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant that would constitute an “unforeseeable emergency” within the meaning of Code section 409A.

ARTICLE III

ELIGIBILITY

3.01     Eligibility. Each Non-Employee Director is eligible to participate in the Plan. Each Non-Employee Director shall have the opportunity to defer the receipt of Compensation in accordance with the provisions of Article IV.

3.02     Termination of Eligibility. A Non-Employee Director shall automatically cease to be eligible to participate in the Plan when he or she ceases to be a member of the Board, or when he or she becomes an officer or employee of the Company or any affiliate or subsidiary of the Company. A former Non-Employee Director who has ceased to be eligible to participate may not defer further compensation under the Plan. A former Non-Employee Director whose Accounts have not been fully distributed in accordance with Article VI shall retain all of the rights of a Participant under the Plan except the right to make further deferrals.

ARTICLE IV

DEFERRAL REQUIREMENTS

4.01     Cash Deferral. For each Plan Year in which he or she is a Non-Employee Director, a Participant may elect to defer up to 50% of Participant’s Compensation as a Cash Deferral. The Chairman of the Committee may waive the 50% limit and may permit a Non-Employee Director to defer up to 100% of Participant’s Compensation as a Cash Deferral. A Participant’s Cash Deferrals shall be credited quarterly to a Cash Deferral Account. All Cash Deferrals (and related investment earnings) shall be 100% vested.

4.02      Stock Deferral. For each Plan Year in which he or she is a Non-Employee Director, a Participant may elect to defer up to 100% of Participant’s Compensation as a Stock Deferral. The portion of a Participant’s Compensation that Participant elects to defer as a Stock Deferral shall be converted to a number of Stock Units with a value (as determined by the Committee in its discretion) equal to the amount of Compensation the Participant elected to defer. The Stock Units shall be credited to the Participant’s Stock Deferral Account at the beginning of the Plan Year, and shall vest in accordance with the terms of the Participant’s Stock Unit award agreement.

4.03     Timing of Deferral Elections. A Participant must make a deferral election before the applicable deadline set forth below.

(a)        First Year of Eligibility. If a Participant wishes to make a deferral election with respect to the Plan Year in which Participant first becomes a Non-Employee Director, the Participant must file a valid deferral election form before Participant’s election or appointment as a Non-Employee Director becomes effective. The Participant’s initial deferral election shall apply only to Compensation attributable to service the Participant performs after the date on which the Company receives Participant’s valid deferral election form.

                (b)        Subsequent Years. If a Participant wishes to make a deferral election with respect to any Plan Year after the Plan Year in which Participant first becomes a Non-Employee Director, the Participant must file a valid deferral election form before the first day of the Plan Year (or any earlier election deadline established by the Committee). The Participant’s deferral election shall apply only to Compensation attributable to services in the Plan Year following the year in which the Company receives Participant’s valid deferral election form.

4.04     Form of Deferral Election. All deferral elections must be in writing, in a form prescribed by the Committee, and must specify the amount deferred and the allocation of the deferred amount between Cash Deferrals and Stock Deferrals. Except to the extent that a change in any aspect of a deferral election is expressly permitted under the Plan, all deferral elections shall be irrevocable on and after the deadline for making the deferral election.

ARTICLE V

INVESTMENT CREDITS

5.01     Interest on Cash Deferrals. A Participant’s Cash Deferral Account shall be credited at the end of each calendar quarter with interest at an interest rate established by the Committee before (or as soon as reasonably practicable after) the beginning of the Plan Year. The interest rate shall be based on the Company’s borrowing rate. The interest credit shall not apply to any Cash Deferral that is first credited to the Participant’s Account during the same calendar quarter.

5.02     Credits and Adjustments of Stock Deferrals. A Participant’s Stock Deferral Account shall be credited with any dividends on the Company’s Common Stock, and shall be adjusted to reflect any stock dividends, stock splits, reverse stock splits, or other changes in capitalization, as if the Stock Units credited to the Stock Deferral Account were actual shares of the Company’s Common Stock. Any credits or adjustments shall be converted to additional whole Stock Units and shall be credited to the Participant’s Stock Deferral Account (with any fractional share credited in cash). To the extent that a dividend, stock split, or similar credit or adjustment is made with respect to Stock Units that have not yet vested, the additional amount shall vest only when the underlying Stock Unit vests.

ARTICLE VI

DISTRIBUTIONS

6.01     Time of Payment. The value of a Participant’s vested Accounts shall be distributed in a lump sum upon the earliest to occur of the following events:

(a)	Upon the Participant’s Termination; or
(b)	Upon the Participant’s death; or
(c)	Upon a Change in Control.

Distributions from the Participant’s Cash Deferral Account shall be made exclusively in cash. Distributions from a Participant’s Stock Deferral Account shall be made exclusively in shares of the Company’s common stock, except that the value of a fractional share may be distributed in cash.

6.02     Forfeiture of Non-Vested Amounts. If a Participant’s Stock Deferral Account includes any non-vested Stock Units at the time of the Participant’s Termination, the non-vested Stock Units (and any related credits or adjustments) shall be forfeited. Non-vested Stock Units shall become fully vested upon the Participant’s death.

6.03      Distributions Upon Death. Each Participant shall designate one or more Beneficiaries (including one or more contingent Beneficiaries) to receive the distribution of the Participant’s Accounts in the event of the Participant’s death. The designation of a Beneficiary shall not be effective for any purpose unless and until it has been filed with the Committee on a form provided for that purpose. If the deceased Participant failed to designate a Beneficiary as provided under the Plan, or if all Beneficiaries predecease the Participant, the distribution, if any, to be made under the Plan in respect of such deceased Participant shall be made to the legal representative or representatives of the estate of the deceased Participant. Any distribution made to any person pursuant to the power and discretion conferred upon the Committee by the preceding sentence shall operate as a complete discharge of all obligations under the Plan in respect of such deceased Participant and shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested under the Plan. A Participant may from time to time change any Beneficiary previously designated by him or her without notice to such Beneficiary, under such rules and regulations as the Committee may from time to time promulgate, but the last Beneficiary designation filed with the Committee shall control.

6.04     Unforeseeable Emergency. Except as provided below in the case of an Unforeseeable Emergency, a Participant’s Accounts may not be distributed before an event described in Section 6.01, above, occurs.

(a)         Distributions. If a Participant incurs a severe financial hardship as a result of an Unforeseeable Emergency, the Participant may request a distribution from his vested Accounts of an amount that does not exceed the sum of (1) the amount necessary to satisfy the emergency and (2) the amount necessary to pay taxes reasonably anticipated as a result of the distribution. The amount necessary to satisfy the emergency and to pay the related taxes shall be determined after taking into account the extent to which the financial hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). A distribution pursuant to this paragraph shall be made in cash if the distribution is from the Participant’s Cash Deferral Account, and shall be made in shares of the Company’s common stock if the distribution is from the Participant’s Stock Deferral Account.

                (b)        Suspension of Deferrals. To the extent permitted under Code section 409A, a Participant’s deferral election with respect to the Plan Year in which Participant incurs an Unforeseeable Emergency shall be canceled, and Participant shall receive in cash or shares of common stock, as applicable, the amount that otherwise would have been deferred under Sections 4.01 and 4.02 of the Plan for that Plan Year.

ARTICLE VII

CHANGE IN CONTROL

7.01      Definition of Change in Control. For purposes of the Plan, the term “Change in Control” shall mean a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, each as set forth below. The definition of “Change in Control” in the Plan is intended to conform to the definition of “change in control” under Code section 409A, and shall be interpreted in a manner consistent with that intent. Accordingly, for example, the principles set forth in regulations or other guidance interpreting Code section 409A shall be applied in determining stock ownership, whether persons are acting as a group, whether multiple events are considered together, and any other matter relevant to the definition of “Change in Control.”

(a)        Change in Ownership of the Company. A change in the ownership of the Company occurs on the date when any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

                (b)        Change in Effective Control of the Company. A change in the effective control of the Company occurs on the date that either (1) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or (2) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election. If any one person, or more than one person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company).

(c)         Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or greater than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this paragraph when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3).

7.02     Effect of Change in Control. If a Change in Control occurs, the Company shall, within 30 business days after the Change in Control, vest any deferred amounts that previously were unvested, and distribute all such deferred amounts, and the earnings thereon, to each Participant or Beneficiary in a single lump-sum payment. A distribution from the Participant’s Cash Deferral Account shall be made in cash, and a distribution from the Participant’s Stock Deferral Account shall be made in shares of the Company’s common stock.

ARTICLE VIII

SOURCE OF PAYMENTS

OF DEFERRED COMPENSATION

The Plan is a non-qualified, unfunded, unsecured deferred compensation plan. Therefore, all benefits owing under the Plan shall be paid out of the Company's general corporate funds, which are subject to the claims of creditors. Neither the Participant nor any Beneficiary shall have any right, title, or interest whatever, or any claim, preferred or otherwise, in or to any particular asset of the Company as a result of participation in this Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fiduciary relationship of any kind between the Company and a Participant or any other person. Neither a Participant nor a Beneficiary of a Participant shall acquire any interest greater than that of an unsecured creditor in any assets of the Company.

ARTICLE IX

ADMINISTRATION OF THE PLAN

9.01     Administration By Committee. The Plan shall be administered by the Committee.

9.02	Authority of the Committee.

(a)        Powers. Subject to the terms of the Plan and to the requirements of Code section 409A, the Committee shall have full power and discretionary authority (1) to construe and interpret the Plan and any agreement or instrument entered into under the Plan; (2) to establish, amend, and waive rules and regulations for the Plan’s administration; and (3) to make any other determinations that may be necessary or advisable for the administration of the Plan.

(b)        Delegation of Authority. To the extent permitted by law, the Committee (1) may delegate any or all of its authority granted under the Plan to one or more executives of the Company, and (2) may designate one or more individuals who are not Participants (but who may be employees of the Company) to carry out ministerial duties related to the administration of the Plan.

9.03      Decisions Binding. All determinations and decisions of the Committee (or of any person to whom the Committee has delegated its authority) under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on the employees of the Company, the Participants, and their beneficiaries and estates. Whenever the Plan authorizes the Committee or any other person to exercise discretion with respect to any matter, such discretion may be exercised in the sole and absolute discretion of the Committee or such person, subject only to the terms of the Plan and applicable requirements of law.

ARTICLE X

AMENDMENT AND

TERMINATION OF THE PLAN

10.01   Amendment. The Company reserves the right to amend the Plan, by action of the Board, at any time and from time to time, provided that a copy of any such amendment is delivered to all Participants and/or Beneficiaries following the adoption of the amendment. No amendment or modification shall, without the consent of a Participant or Beneficiary, adversely affect such Participant or Beneficiary’s rights with respect to amounts previously credited to his or her Accounts under the Plan at the time of such amendment.

10.02   Termination of Plan. The Company does not assume any obligation to continue the Plan. The Company, pursuant to a written resolution of the Board, shall have the right to terminate the Plan at any time; provided, however, that the termination shall not operate to reduce the amount credited to a Participant’s Accounts at the time the termination is approved. To the extent permitted under Code section 409A, each Participant’s Accounts shall be distributed to the Participant in the form of a lump-sum payment as soon as administratively practicable following the termination of the Plan. If the lump-sum payments described in the preceding sentence are not permitted under Code section 409A, each Participant’s account shall be distributed as rapidly as permitted under Code section 409A.

ARTICLE XI

MISCELLANEOUS

11.01   Article and Section Headings. The titles or headings of the respective Articles and Sections in this Plan are inserted merely for convenience and shall be given no legal effect.

11.02   Notice. Any notice required or permitted to be given to the Committee or the Company under the Plan shall be sufficient if in writing and hand delivered, sent by registered or certified mail, or delivered in any other manner authorized by the Committee, to the Committee (or to a person designated by the Committee to receive such notices). Such notices, if mailed, shall be addressed to the principal executive offices of the Company. Notice to any Participant shall be given in any manner authorized by the Committee and, if mailed, shall be sent to the Participant's last known address as set forth in the records of the Company.

11.03   Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger or consolidation, the purchase of all or substantially all of the assets of the Company, or otherwise. The provision of the Plan with respect to each Participant shall be binding on such Participant's heirs, executors, administrators or other successors in interest.

11.04     Nontransferability. The Committee shall recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s Cash Deferral Account under the Plan, provided that (1) the domestic relations order would be a “qualified domestic relations order” within the meaning of Section 414(p) of the Code if Section 414(p) were applicable to the Plan (except that the order may require payment to be made to the alternate payee before the Participant’s earliest retirement age), (2) the domestic relations order does not purport to give the alternate payee any right to assets of the Company or its affiliates, and (3) the domestic relations order does not purport to allow the alternate payee to defer payments beyond the date when the benefits assigned to the alternate payee would have been paid to the Participant. Except as set forth in the preceding sentence with respect to domestic relations orders, and except as required under applicable federal, state, or local laws concerning the withholding of tax, the rights of any Participant or Beneficiary to amounts deferred under the Plan, and the earnings thereon, are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or any Beneficiary, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant or Beneficiary.

11.05   Compliance With Tax Deferral Requirements. The Plan is intended, and shall be construed, to comply with the requirements of Code section 409A. The Company does not warrant that the Plan will comply with Code section 409A with respect to any Participant or with respect to any payment, however. In no event shall the Company or the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Code section 409A, or as a result of the Plan’s failure to satisfy any other applicable requirements for the deferral of tax.

11.06   Conflict Between Plans. The Stock Units credited to a Participant’s Stock Deferral Account are awarded under the Company’s 2004 Stock Incentive Plan, and are governed by the terms of that plan and by the award agreement evidencing the Stock Units. In the event of any conflict between the 2004 Incentive Plan or the Stock Unit award agreement and this Plan, (1) any provision of this Plan that is necessary to comply with the requirements of Code section 409A shall govern, and (2) in the case of provisions that are not necessary to comply with the requirements of Code section 409A, the 2004 Incentive Plan or the Stock Unit award agreement, as applicable, shall govern.

11.07   Governing Law. THIS PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW. The laws of Maryland shall apply without giving effect to any choice or conflict of law provision or rule. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.